EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2020

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (May 4, 2020) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $7.6 million, or $0.14 diluted earnings per common share (“EPS”), for the three months ended March 31, 2020.
Simone Lagomarsino, President and Chief Executive Officer, stated, “During this unprecedented time, as we rise to the challenges presented by the novel COVID-19 pandemic, our primary focus is on supporting the needs of our customers, as well as the health and safety of our employees and the communities that we serve. Like most companies, our financial results for the quarter ended March 31, 2020 have been impacted by the uncertainty caused by current economic and market conditions. However, I take comfort knowing that our Company entered this environment with a fundamentally sound loan portfolio and with strong liquidity and capital positions. At March 31, 2020, 100% of our loan portfolio was secured by real estate collateral and 96.3% of our loan balances financed single family or multifamily residential housing having a weighted average loan-to-value ratio of 59.4%. As of the same date, our Common Equity Tier 1 Capital ratio measured 14.9% and we had access to over $1.9 billion in liquidity resources. We are diligently working to understand the full extent of the economic consequences that will be caused by this pandemic.  Currently, the jobless rate is elevated in our region and nationally.  We expect employment will eventually begin to improve. However, we believe it will occur gradually, and as a result, we anticipate that residential real estate values may soften.  It is, nonetheless, important to note that our west coast markets continue to lack an adequate supply of affordable housing and, importantly, everyone needs a place to live.”
“I’m proud to report that we continue to support our customers’ needs during this difficult period. While we have temporarily tightened some of our credit standards, we are still actively lending on residential properties. We thoughtfully reallocated our staffing resources to be responsive to an elevated level of customer inquiries and have programs in place to assist borrowers that require payment deferrals. To ensure depositors have ample access to their funds, all of our branches remain open. I am also pleased that we have been able to adhere to strict social distancing protocols for the protection of our staff and have allowed approximately two-thirds of our employees to work remotely at any one time,” Lagomarsino added.
Ms. Lagomarsino continued, “Our net income of $7.6 million in the first quarter, or $0.14 EPS, was negatively impacted by the onset of the COVID-19 pandemic. During the quarter, we added over $6.1 million to our allowance for loan losses specific to the uncertainty surrounding the economic environment caused by the pandemic. A 23.1% reduction in our criticized loan balances during the quarter partially offset the increase in our reserves due to the economic uncertainty, and we recorded a first quarter provision for loan losses of $5.3 million. Our net interest margin was 1.84% during the current quarter and declined by 5 basis points from the linked quarter primarily as a result of reduced earnings on our interest rate swaps. Excluding the impact of the swaps, our net interest margin would have increased slightly from the previous quarter.”
"During the quarter, our Board of Directors approved increasing the Company's stock repurchase program by $30.0 million to take advantage of the current dislocation in financial markets. As a result, from January 1 through April 30, 2020, we repurchased 3,271,681 shares at an average share price of $8.88. As of April 30, 2020, we had $5.7 million available for additional share repurchases under the program", Lagomarsino concluded.
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On May 4, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on May 26, 2020 to shareholders of record as of May 14, 2020.
Net Income
The Company reported net income of $7.6 million, or $0.14 EPS, for the three months ended March 31, 2020, compared to net income of $12.5 million, or $0.22 EPS, for the linked quarter and $12.0 million, or $0.21 EPS, for the same period last year. Pre-tax, pre-provision net earnings for the three months ended March 31, 2020 was $16.1 million compared to $18.6 million for the linked quarter and $17.2 million for the same period last year.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
Net Interest Income
Net interest income for the quarter ended March 31, 2020 totaled $32.1 million compared to $33.2 million for the previous quarter and $32.1 million for the same period last year. As compared to the linked quarter, net interest income was primarily impacted by a decline in interest income earned on our loan portfolio caused by a decrease in the average yield of our loan portfolio of 16 basis points. The decline in our loan yield was primarily caused by the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates, as well as the decline in swap interest income earned, which generated a net cost of $390 thousand during the current quarter as compared to $532 thousand in income during the linked quarter, as well as the net costs associated with loan prepayments, which increased by $622 thousand compared to the linked quarter. The $922 thousand decline in swap income during the quarter compared to the linked quarter was due to precipitous cuts, totaling 150 basis points, in the federal funds rate during March 2020 in response to the effects of the “stay at home” measures for a substantial portion of the U.S. population. The decline in net interest income was partially offset by lower interest expense on our deposit portfolio, which benefited from the decline in interest rates beginning in 2019. During the quarter, the cost of interest bearing deposits declined by 9 basis points compared to the linked quarter. As compared to the same period last year, net interest income was impacted by a decline in the yield of our investment portfolio of 36 basis points, as well as a decline in earnings on our loan portfolio. The decrease in loan interest income as compared to the same period last year was caused by a decrease in the average loan yield of 5 basis points, partially offset by a $45.2 million increase in the average balance of loans. Consistent with the discussion above, the decline in loan yield was impacted by the cost of our swaps during the current quarter, as well as the increase in net costs associated with loan prepayments. Net interest income was further impacted by a $293 thousand increase in interest expense on deposits caused by an increase in the average balance of interest bearing deposits of $156.3 million compared to the same period last year, partially offset by a 5 basis point decline in the cost of interest bearing deposits. These items were offset by a decrease in the average balance and cost of Federal Home Loan Bank ("FHLB") advances of $130.4 million and 19 basis points, respectively, resulting in a minimal change in net interest income during the current quarter as compared to the same period last year.
Net interest margin for the quarter ended March 31, 2020 was 1.84%, compared to 1.89% for the previous quarter and 1.86% for the same period last year. The decline in our margin over the linked quarter and the same period last year was primarily related to the declines in swap income earned resulting from declines in variable interest rate payments received in connection with our swap agreements caused by multiple decreases in the federal funds rate approved by the Federal Reserve Board of Governor's Federal Open Market Committee ("FOMC") beginning in August of 2019. During the quarter ended March 31, 2020, as compared to the linked quarter, the yield on our interest earning assets decreased by 15 basis points, while the cost of our interest bearing liabilities decreased by 8 basis points. During the quarter ended March 31, 2020 as compared to the same period last year, the yield on our interest earning assets decreased by 11 basis points, while the cost of our interest bearing liabilities decreased by 9 basis points. Our net interest spread in the first quarter of 2020 was 1.66%, decreasing by 7 basis points compared to the previous quarter and 2 basis points compared to the same period last year.
Noninterest Income
Noninterest income for the quarter ended March 31, 2020 totaled $798 thousand, compared to $814 thousand for the previous quarter and $1.4 million for the same period last year. The decrease of $16 thousand in noninterest income, or 2.0%, for the quarter ended March 31, 2020 compared to the linked quarter, was primarily attributable to a decrease of $107 thousand in servicing fee income related to elevated actual and estimated prepayments on serviced loans that decreased the fair value of our mortgage servicing rights and a decrease of $113 thousand in commitment fees earned, partially offset by an increase in fair value adjustments recorded on equity securities. The decrease of $582 thousand in noninterest income, or 42.2%, for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019, was primarily due to a $323 thousand decrease in servicing fee income and a $333 thousand gain on sale of loans recognized during the first quarter of 2019. As discussed above, the decline in servicing fee income primarily related to elevated actual and estimated prepayments on serviced loans that decreased the fair value of our mortgage servicing rights during the current quarter.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the quarter ended March 31, 2020 totaled $16.9 million compared to $15.3 million for the previous quarter and $16.2 million for the same period last year. Compared to the linked quarter, noninterest expense increased $1.5 million, or 9.9%, primarily due to an increase in compensation costs of $1.8 million and an increase of $916 thousand in federal deposit insurance assessments due to the full utilization of our remaining Small Bank Assessment Credit during the prior quarter. The increase in compensation costs was primarily due to higher payroll taxes incurred, due to the seasonal nature of these taxes, and an increase in the required accrual for post-employment related benefits caused by an increase in those estimated future costs resulting from the recent decline in interest rates. Increases in noninterest expense were partially offset by a decrease of $736 thousand in marketing expenses associated with deposit gathering efforts and a decrease of $306 thousand in rent expense related to the relocation of two facilities in the fourth quarter of 2019. Compared to the same period last year, noninterest expense increased $610 thousand, or 3.8%, during the quarter ended March 31, 2020 primarily attributable to a $1.2 million increase in compensation costs mainly due to higher salary expenses and the additional costs incurred related to the post-retirement liability, discussed above. This increase was partially offset by a $279 thousand decrease in advertising costs and a $238 thousand decline in rent costs, discussed above.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at March 31, 2020 were $7.1 billion, an increase of $28.2 million, or 1.6% annualized, from December 31, 2019. The increase was primarily due to a $31.9 million increase in cash, cash equivalents and restricted cash and a $16.4 million increase in available for sale debt securities, partially offset by a $12.7 million, or 0.8% annualized, decrease in loans. Total liabilities were $6.5 billion at March 31, 2020, an increase of $39.3 million, or 2.4% annualized, from December 31, 2019. The increase in total liabilities was primarily attributable to growth in our deposits of $50.7 million, or 3.9% annualized, partially offset by a decrease in FHLB advances of $25.0 million, or 10.2% annualized, compared to December 31, 2019.
Loans
Total loans at March 31, 2020 were $6.2 billion, a decrease of $12.7 million from December 31, 2019. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 68.6% and 31.1%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $4.3 billion at March 31, 2020 compared to $4.2 billion at December 31, 2019. The yield on the IPL portfolio was 4.08% during the quarter ended March 31, 2020, compared to 4.33% and 4.10% during the linked quarter and the same period last year, respectively. The decrease in yield compared to the linked quarter was primarily due to a decline in the average yield of our loan portfolio of 16 basis points resulting from the prepayment of higher yielding loans being replaced by loans at lower current interest rates, as well as a decline in swap interest income earned and an increase in net costs incurred associated with loan prepayments. The decrease in yield compared to the same period last year was primarily due to declining interest rates on new loan originations, the cost of our swaps during current quarter and higher net costs incurred associated with loan prepayments. For the quarter ended March 31, 2020, IPL loan originations and the corresponding weighted average coupon totaled $190.0 million and 3.93%, respectively, compared to $234.6 million and 4.08%, respectively, for the linked quarter and $207.3 million and 4.61%, respectively, for the same period last year. The general decline in the average coupon for the current period originations compared to the linked quarter and the same period last year was primarily due to a decline in market interest rates. During the current quarter, we purchased IPL loans with a current loan balance of $20.4 million and a weighted average estimated yield of 3.51%. Prepayment speeds within the IPL loan portfolio were 12.6% for the quarter ended March 31, 2020, compared to 17.2% and 7.0% during the linked quarter and the same period last year, respectively. The elevated prepayment speeds during the current quarter and linked quarter were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $1.9 billion and $2.0 billion at March 31, 2020 and December 31, 2019, respectively. The yield on the SFR portfolio was 3.51% during the quarter ended March 31, 2020, compared to 3.51% and 3.70% during the linked quarter and the same period last year, respectively. The decrease in yield compared to the same period last year was the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates, as well as an increase in the accelerated recognition of deferred loan origination costs due to these higher prepayment levels. For the quarter ended March 31, 2020, SFR loan originations and the corresponding weighted average coupon totaled $115.6 million and 4.02%, respectively, compared to $165.8 million and 4.14%, respectively, for the linked quarter and $104.2 million and 4.63%, respectively, for the same period last year. The decline in the average coupon for the current period originations compared to the linked quarter and same period last year was primarily due to a decline in interest rates. Prepayment speeds within the SFR loan portfolio were 36.1% during the quarter ended March 31, 2020, compared to 36.7% and 26.3% during the linked quarter and the same period last year, respectively. As discussed above, the elevated prepayment speeds during the current quarter and linked quarter were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $5.6 million, or 0.08% of total assets, at March 31, 2020, compared to $6.3 million, or 0.09% of total assets, at December 31, 2019. Total criticized loans declined by $10.5 million, or 23.1%, during the quarter. There was no real estate owned at March 31, 2020 or December 31, 2019 and we have not foreclosed on any collateral since 2015. During the current quarter, we recorded a $722 thousand charge-off related to a SFR loan which charge-off amount was fully reserved for at December 31, 2019. For the quarter ended March 31, 2020, we recorded loan loss provisions of $5.3 million compared to $1.0 million in the prior quarter and $300 thousand for the same period last year. The loan loss provision recognized during the current quarter was primarily recorded to set aside reserves for the uncertain economic impact associated with the COVID-19 pandemic. To support our customers during this period, the Company has implemented a loan modification program that permits borrowers who are unable to service their loans to defer loan payments for a specified period of time. As of April 30, 2020, we have received completed applications from borrowers requesting COVID-19 modifications representing loan balances of $139.7 million and $111.9 million, or 3.3% and 5.9%, of our IPL and SFR loan portfolios, respectively. Our allowance for loan losses to total loans was 0.65% at March 31, 2020, compared to 0.58% at December 31, 2019.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $60.6 million at March 31, 2020 compared to $62.7 million at December 31, 2019, a decrease of $2.1 million, or 3.3%. Prepaid expenses and other assets primarily consist of bank owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.3 billion at March 31, 2020, an increase of $50.7 million, or 1.0%, from December 31, 2019. Wholesale deposits increased $129.0 million, while retail deposits decreased $78.3 million. Our cost of interest bearing deposits was 1.89% during the quarter ended March 31, 2020 compared to 1.98% during the linked quarter and 1.94% during the same period last year. The decrease in our cost of interest bearing deposits compared to the linked quarter and same period last year is predominantly due to a decline in short-term interest rates due primarily to the FOMC's interest rate cuts.

Other Liabilities
Other liabilities totaled $75.3 million at March 31, 2020, compared to $61.7 million at December 31, 2019, an increase of $13.7 million or 22.2%. This increase primarily relates to the fair value of our swap derivatives, which totaled $17.7 million at March 31, 2020, compared to $746 thousand at December 31, 2019. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
Stockholders’ equity totaled $603.3 million, a decrease of $11.1 million, or 1.8%, compared to December 31, 2019. The net decline in capital was chiefly attributed to the Company’s stock repurchase activity. We repurchased 1,962,395 shares at an average share price of $8.43 during the quarter, or a 23.7% discount to tangible book value. Stockholders' equity represented 8.5% and 8.7% of total assets at March 31, 2020 and December 31, 2019, respectively. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required for bank regulatory capital purposes. At March 31, 2020, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.3%, 18.1%, 18.1% and 19.1%, respectively, for the Bank, and 9.4%, 14.9%, 16.4% and 17.5%, respectively, for the Company. At March 31, 2020, the Company’s tangible stockholders' equity ratio was 8.5%. A schedule reconciling our GAAP financial amounts to the calculation of tangible stockholders' equity is provided in the tables below.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.1 billion, total loans of $6.2 billion and total deposits of $5.3 billion as of March 31, 2020. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2019 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2020 (unaudited)	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$123,248	$91,325
Available for sale debt securities, at fair value	641,474	625,074
Held to maturity debt securities, at amortized cost	9,732	10,170
Equity securities, at fair value	11,970	11,782
Loans held-for-investment	6,218,314	6,230,977
Allowance for loan losses	(40,657)	(36,001)
Total loans held-for-investment, net	6,177,657	6,194,976
FHLB stock	29,612	30,342
Premises and equipment, net	19,792	19,504
Prepaid expenses and other assets	60,565	62,655
Total assets	$7,074,050	$7,045,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,285,376	$5,234,717
FHLB advances	953,694	978,702
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,447	94,416
Other liabilities	75,336	61,672
Total liabilities	6,470,710	6,431,364
Total stockholders' equity	603,340	614,464
Total liabilities and stockholders' equity	$7,074,050	$7,045,828

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
(Dollars in thousands except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
	(unaudited)	(unaudited)	(unaudited)
Interest and fee income:
Loans	$60,705	$63,452	$61,053
Investment securities	3,303	3,517	3,925
Cash, cash equivalents and restricted cash	317	464	400
Total interest income	64,325	67,433	65,378
Interest expense:
Deposits	24,581	26,406	24,288
FHLB advances	5,558	5,731	6,772
Junior subordinated deferrable interest debentures	493	560	651
Senior debt	1,578	1,574	1,575
Total interest expense	32,210	34,271	33,286
Net interest income before provision for loan losses	32,115	33,162	32,092
Provision for loan losses	5,300	1,000	300
Net interest income after provision for loan losses	26,815	32,162	31,792
Noninterest income	798	814	1,380
Noninterest expense	16,859	15,341	16,249
Income before provision for income taxes	10,754	17,635	16,923
Provision for income taxes	3,178	5,178	4,913
Net income	$7,576	$12,457	$12,010
Basic earnings per common share	$0.14	$0.22	$0.21
Diluted earnings per common share	$0.14	$0.22	$0.21

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
PERFORMANCE RATIOS
Return on average:
Assets	0.43%	0.70%	0.69%
Stockholders' equity	4.92%	8.14%	8.19%
Efficiency ratio (1)	51.22%	45.15%	48.55%
Noninterest expense to average assets	0.96%	0.87%	0.93%
Loan to deposit ratio	117.65%	119.03%	120.91%
Average stockholders' equity to average assets	8.76%	8.63%	8.42%
Dividend payout ratio	42.77%	25.99%	27.43%
YIELDS/RATES
Yield on loans	3.91%	4.07%	3.96%
Yield on investments	2.06%	2.11%	2.42%
Yield on interest earning assets	3.69%	3.84%	3.80%
Cost of interest bearing deposits	1.89%	1.98%	1.94%
Cost of borrowings	2.65%	2.75%	2.81%
Cost of interest bearing liabilities	2.03%	2.11%	2.12%
Net interest spread	1.66%	1.73%	1.68%
Net interest margin	1.84%	1.89%	1.86%
CAPITAL
Total equity to total assets	8.53%	8.72%	8.41%
Tangible stockholders' equity to tangible assets (1)	8.49%	8.68%	8.37%
Book value per share	$11.11	$10.97	$10.44
Tangible book value per share (1)	$11.05	$10.91	$10.38
ASSET QUALITY
Net charge-offs (recoveries)	$644	$(78)	$(78)
Annualized net charge-offs (recoveries) to average loans	0.04%	(0.01)%	(0.01)%
Nonperforming loans to total loans	0.09%	0.10%	0.02%
Nonperforming assets to total assets	0.08%	0.09%	0.02%
Allowance for loan losses to loans held-for-investment	0.65%	0.58%	0.56%
Allowance for loan losses to nonperforming loans	729.54%	568.47%	2303.59%
LOAN COMPOSITION
Multifamily residential	$4,058,869	$3,985,981	$3,768,775
Single family residential	$1,930,831	$2,021,320	$2,171,670
Commercial real estate	$205,657	$203,134	$190,606
Construction and land	$22,857	$20,442	$13,117
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$48,782	$43,597	$39,927
Interest bearing transaction accounts	$226,207	$222,509	$216,580
Money market deposit accounts	$1,316,597	$1,441,923	$1,302,137
Time deposits	$3,693,790	$3,526,688	$3,523,187

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$10,754	$17,635	$16,923
Plus: Provision for loan losses	5,300	1,000	300
Pre-tax, pre-provision net earnings	$16,054	$18,635	$17,223
Efficiency Ratio
Noninterest expense (numerator)	$16,859	$15,341	$16,249
Net interest income	32,115	33,162	32,092
Noninterest income	798	814	1,380
Operating revenue (denominator)	$32,913	$33,976	$33,472
Efficiency ratio	51.22%	45.15%	48.55%

(Dollars in thousands except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Tangible Book Value Per Share
Total assets	$7,074,050	$7,045,828	$6,992,016
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,070,753	7,042,531	6,988,719
Less: Total liabilities	(6,470,710)	(6,431,364)	(6,403,718)
Tangible stockholders' equity (numerator)	$600,043	$611,167	$585,001
Period end shares outstanding (denominator)	54,286,465	55,999,754	56,351,781
Tangible book value per share	$11.05	$10.91	$10.38
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$600,043	$611,167	$585,001
Tangible assets (denominator)	$7,070,753	$7,042,531	$6,988,719
Tangible stockholders' equity to tangible assets	8.49%	8.68%	8.37%